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                                                                     Exhibit 3-N

                            [STATE OF FLORIDA LOGO]

I certify the attached is a true and correct copy of the Amended and Restated Articles of Incorporation, filed on June 17, 2004, for TECH DATA CORPORATION, a Florida corporation, as shown by the records of this office.

The document number of this corporation is 465173.

                                                     Given under my hand and the
                                              Great Seal of the State of Florida
                                           at Tallahessee, the Capital, this the
                                                   Seventeenth day of June, 2004

[SEAL]                                               /s/ Slenda E. Hood
                                                     ---------------------------
                                                         Slenda E. Hood
                                                         Secretary of State


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                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                             TECH DATA CORPORATION

                                   ARTICLE I
                                NAME AND ADDRESS

      The name of the Corporation is: TECH DATA CORPORATION

      The Corporation's principal office address is: 5350 Tech Data Drive, Clearwater, Florida 33760

                                   ARTICLE II
                               NATURE OF BUSINESS

      The Corporation shall enjoy all rights, powers and privileges conferred upon the corporations by the constitution and laws of the State of Florida.

                                  ARTICLE III
                            AUTHORIZED CAPITAL STOCK

      The total number of shares of capital stock that the Corporation may issue is 200,000,000 shares of Common Stock having a par value of $.0015 per share.

                                   ARTICLE IV
                                  COMMON STOCK

      Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote of the shareholders. Each share of Common Stock shall be entitled to share equally in dividends declared and paid by the Corporation from legally available funds. In the case of voluntary of involuntary liquidation, distribution, or sale of assets, dissolution, or winding up of the Corporation, holders of the Common Stock are entitled to receive a pro rata share of the amount distributed.

                                   ARTICLE V
                      SHAREHOLDER VOTES ON CERTAIN MATTERS

(a) The affirmative vote of a majority of all the shares of Common Stock outstanding and entitled to vote shall be required to approve any of the following:


            (i) any merger or consolidation of the Corporation with or into any other corporation except in the case of a merger into the Corporation of a subsidiary of the Corporation 90% or more of which is owned by the Corporation and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Florida;
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            (ii)  any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of stock of this Corporation pursuant to a vote of stockholders of the Corporation;

            (iii) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this Corporation to any other corporation, person or entity; or

            (iv)  any amendment to these Articles of Incorporation.

      Such affirmative votes shall be in lieu of the vote of shareholders otherwise required by law.

(b) Shareholder approval shall be required for all matters requiring shareholder approval by any applicable listing requirements of the securities exchange or exchanges on which securities issued by the Corporation are listed.

                                   ARTICLE VI
                               Term of Existence

      The Corporation shall have perpetual existence unless sooner dissolved according to law.

                                  ARTICLE VII
                               Board of Directors

      The business and the affairs of the Corporation shall be managed by, or under the direction of a Board of Directors comprised as follows:

            (i) The number of directors shall consist of not less than one nor more than thirteen members, the exact number of which shall be fixed from time to time in accordance with the Bylaws of the Corporation.

            (ii) The members of the Board of Directors elected at the 1986 annual meeting of shareholders were divided into three classes, designated as Class I, Class II, and Class III as specified in the resolution adopted by shareholders at such meeting. Each Class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Class I directors elected at the 1986 annual meeting of shareholders shall be deemed elected for a three-year term, Class II directors for a (two-year term, and Class III directors for a) one-year term. At each succeeding annual meeting of shareholders, successors to the Class of directors whose term expires at that annual meeting of shareholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be appointed among the Classes so as to maintain the number of directors in each Class as nearly equal as possible, and any additional director of any Class elected to fill a vacancy resulting from an increase in such a Class shall hold office until the next meeting of shareholders for the election of directors at which time they shall stand for election for the remaining term of such Class, unless otherwise required by law, but in no case shall a decrease in the number of directors in a Class shorten the term of an incumbent director

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            (iii) A director shall hold office until the date of the annual meeting of shareholders upon which his/her term expires and until his/her successor shall be elected and qualified, subject, however, to his/her prior death, resignation, retirement, disqualification or removal from office. A director may be removed from office only for cause and at a meeting of shareholders called expressly for that purpose, by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

                                  ARTICLE VIII
                             NO PRE-EMPTIVE RIGHTS

      The Shareholders do not have pre-emptive rights to acquire authorized and unissued shares or treasury shares of the capital stock of the Corporation.

                                  ************

      IN WITNESS WHEREOF, the undersigned have executed these Amended and Restated Articles of Incorporation this 10th day of June, 2004.

                                              /s/ David R. Vetler
                                              ----------------------------------
                                              David R. Vetler, Secretary

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